[Exhibit 99.1 - Press Release]

PREMIER COMPLETES ASSET PURCHASE ACQUISITION OF NETEX, INC. D/B/A COUNTRYWIDE REALTY SERVICES

Tampa, Florida - August 31, 2004 - Premier Development & Investment, Inc. (OTC Bulletin Board: PDVN) today announced that it completed the previously announced acquisition of Countrywide Realty Services of Miami Lakes, Florida on August 1,
2004.   Premier has acquired all of the assets, including its real estate listings. In consideration for the assets, which are free and clear of any liens or encumbrances, Premier will issue five hundred thousand (500,000) shares of its common stock of which four hundred thousand (400,000) shares are restricted as defined by Rule 144 under Regulation D of the Securities Act of 1933. One hundred thousand (100,000) shares are unrestricted but are subject leak out provisions outlined in a controlled distribution agreement that was executed at the time of closing.

In conjunction with the closing of the transaction a separate management consulting agreement was entered into in which Mr. Joe Machado may be entitled to receive up to an additional five hundred thousand (500,000) shares of Premier's common stock, issued in the same restricted/unrestricted ratio as the initial payment, if certain post-acquisition quarterly performance goals for both revenue and net income is achieved within a two year period from the closing date of the transaction.

Mr. Joe Machado, Countrywide Realty Services President stated, "I look forward to the growth we can expect to achieve within Premier's Realty Holdings division. Premier's ability and commitment to funding this division with additional marketing dollars and resources will enhance our ability to secure additional real estate listings and enable us to provide additional support services for our agents which will lead to increases in top line revenue growth and profitability."

Commenting on the acquisition, Premier's President, Eric Boyer said, "We consider the closing of this transaction to be a positive accomplishment and development for our Company. We look forward to the challenges that are before us to deliver innovative leading edge real estate solutions to our agents in order to help them exceed their customer's expectations."

The Company also recently announced its online newsletter, which is sent via email to subscribers. The newsletter is free and may be subscribed for at the Company's web site, www.premierdev.com. Subscribers receive important updates about the Company in a timely manner. To date, the Company has in excess of 300 subscribers to its newsletter.

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier owns and operates the Player's Grille Restaurant and Bar(TM) themed concept, a casual dining sports themed concept based in Florida, and is also the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM). Premier Realty Holdings, Inc., a wholly owned subsidiary, operates Countrywide Realty Services, a full service commercial and residential listing brokerage firm specializing in selling, buying, or leasing properties and providing a full range of real estate services to the greater Miami and Southeastern Florida marketplace.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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